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                                                                    EXHIBIT 10.4

Below is a listing of the intellectual and physical documentation that will be sold to Ergobilt:

1.     Program source code with internal programmer notes.
2.     Compiler to compile (1) above.
3.     Gerber file for steno board mother board.
4.     Program file for cpu chip for steno board.
5.     Complete parts list for FoniksWriter (Ergobilt already has).
6.     Complete parts list for steno keyboard (Ergobilt already has).
7.     Complete client list in data base format.
8.     Exception table to be used for Digitext trained writers in Fon'iksWriter.
9.     Drawings for metal housing of Fon'iksWriter.
10.    List of vendors and suppliers (Ergobilt already has).
11.    Will execute assignment of all existing copyrights, if applicable.
12.    Left and right-hand chart files.

I believe this list is complete.  We can amend if necessary.